Exhibit 4.15

Description of Capital Stock

The following descriptions are summaries of the material terms of our amended and restated certificate of incorporation, amended and restated bylaws and relevant sections of the General Corporation Law of the State of Delaware, referred to as the DGCL. Our amended and restated certificate of incorporation and amended and restated bylaws have been incorporated by reference as exhibits to the report of which this exhibit forms a part, and we refer to them in this exhibit as the certificate of incorporation and bylaws, respectively. The summaries of these documents are qualified in their entirety by reference to the full text of the documents.

As of February 27, 2020, Genworth Financial, Inc. (hereinafter, the “Company”) had one class of securities registered pursuant to Section 12 of the U.S. Securities Exchange Act of 1934, as amended: Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”). The following summary includes a brief description of the Class A Common Stock, as well as certain related additional information.

General

The Company’s authorized capital stock consists of 2,200,000,000 shares of Class A Common Stock and 100,000,000 shares of preferred stock, par value $0.001 per share. As of February 19, 2020, 504,767,950 shares of Class A Common Stock and no shares of preferred stock were issued and outstanding. All previously issued shares of Class B common stock, par value $0.001 per share, has been converted to Class A Common Stock, and no further Class B Common Stock may be issued.

The authorized shares of our preferred stock and our Class A Common Stock will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed or traded. The New York Stock Exchange currently requires stockholder approval in several instances as a prerequisite to listing shares, including where the present or potential issuance of shares could result in an increase in the number of shares of Class A Common Stock, or in the amount of voting securities outstanding, of at least 20%. If the approval of our stockholders is not required for the issuance of shares of our preferred stock or our Class A Common Stock, our board of directors may determine not to seek stockholder approval.

Class A Common Stock

Voting Rights

The holders of Class A Common Stock are entitled to one vote per share with respect to each matter presented to our stockholders on which the holders of Class A Common Stock are entitled to vote. However, except as required by applicable law, holders of common stock are not entitled to vote on any matter that solely relates to the terms of any outstanding series of preferred stock or the number of shares of such series and does not affect the number of authorized shares of preferred stock or the powers, privileges and rights pertaining to the Class A Common Stock.

Subject to the rights of the holders of any outstanding series of our preferred stock, our certificate of incorporation provides that the number of authorized directors of our company will be fixed from time to time by a resolution adopted by our board of directors, but will not be less than 1 nor more than 15.

The holders of the Class A Common Stock are entitled to elect all directors entitled to be elected by holders of the Class A Common Stock. Each director elected by the holders of the Class A Common Stock will serve until the earlier of his or her death, resignation, disqualification, removal or until his successor is elected and qualified. The Class A Common Stock will not have cumulative voting rights in the election of directors.

Rights to Dividends and on Liquidation, Dissolution and Winding Up

Subject to the prior rights of holders of preferred stock, if any, holders of Class A Common Stock are entitled to receive such dividends as may be lawfully declared from time to time by our board of directors. Upon any liquidation, dissolution or winding up of our company, whether voluntary or involuntary, holders of Class A Common Stock will be entitled to receive such assets as are available for distribution to stockholders after there will have been paid or set apart for payment the full amounts necessary to satisfy any preferential or participating rights to which the holders of each outstanding series of preferred stock are entitled by the express terms of such series.

Other Rights

Our Class A Common Stock does not have any preemptive, subscription, redemption or conversion rights. Additional shares of authorized Class A Common Stock may be issued, as determined by our board of directors from time to time, without stockholder approval, except as may be required by applicable stock exchange requirements.

Listing

The Class A Common Stock is listed for trading on the New York Stock Exchange under the symbol “GNW.”

Preferred Stock

Our certificate of incorporation authorizes our board of directors to establish one or more series of our preferred stock and to determine, with respect to any series of our preferred stock, the terms and rights of such series, including:

•	the designation of the series;

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the number of shares of each series, which number our board of directors may thereafter, except where otherwise provided in the applicable certificate of designation, increase or decrease, but not below the number of shares thereof then outstanding;

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the rights in respect of any dividends or method of determining such dividends payable to the holders of the shares of such series, any conditions upon which such dividends will be paid and the dates or method of determining the dates upon which such dividends will be payable;

•	whether dividends, if any, will be cumulative or noncumulative;

•	the terms of redemption, if any, for shares of the series;

•	the amount payable to holders of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs;

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whether the shares of the series will be convertible or exchangeable into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the terms of such conversion or exchange;

•	restrictions on the issuance of shares of the same series or of any other class or series;

•	the voting rights, if any, of the holders of the shares of the series; and

•	any other relative rights, preferences and limitations of the series.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation and Bylaws

Board of Directors

A director of our company may be removed for cause by the affirmative vote of the holders of at least a majority of the voting power of our outstanding Class A Common Stock (and any series of preferred stock entitled to vote in the election of directors), voting together as a single class.

Vacancies among the directors elected by the holders of the Class A Common Stock may be filled only by the vote of a majority of the directors remaining in office or, if there are none, by the holders of the Class A Common Stock.

Stockholder action by written consent; special meetings

Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as required by law and subject to the rights of the holders of any of our preferred stock, special meetings of our stockholders for any purpose or purposes may only be called by a majority of the whole board of directors, any committee thereof, or upon the written request of the holders of at least 40% of our outstanding Class A Common Stock. No business other than that stated in the notice will be transacted at any special meeting. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by our board, any committee thereof, or our stockholders as described above.

Advance notice requirements for nominations

Our bylaws contain advance notice procedures with regard to stockholder proposals related to the nomination of candidates for election as directors. These procedures provide that notice of stockholder proposals related to stockholder nominations for the election of directors must be received by our corporate secretary, in the case of an annual meeting, not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, if the annual meeting is called for a date that is more than 30 days before or more than 70 days after that anniversary date, notice by the stockholder in order to be timely must be received not earlier than the close of business on the 120th day prior to such annual meeting or not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement is first made by us of the date of such meeting. If the number of directors to be elected to our board of directors at an annual meeting is increased and there is no public announcement by us naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice will be considered timely, but only with respect to nominees for the additional directorships, if it is delivered to our corporate secretary not later than the close of business on the tenth day following the day on which such public announcement is first made by us.

Stockholder nominations for the election of directors at a special meeting must be received by our corporate secretary no earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of such special meeting and of the nominees proposed by our board of directors to be elected at such meeting.

A stockholder’s notice to our corporate secretary must be in proper written form and must set forth information related to the stockholder giving the notice and the beneficial owner (if any) on whose behalf the nomination is made, including:

•	the name and record address of the stockholder and the beneficial owner;

•	the class and number of shares of our capital stock which are owned beneficially and of record by the stockholder and the beneficial owner;

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a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such stockholder and such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing;

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a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder and such beneficial owners, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder and such beneficial owner, with respect to shares of stock of the corporation;

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a representation that the stockholder is a holder of record of our stock entitled to vote at that meeting and that the stockholder intends to appear in person or by proxy at the meeting to bring the nomination before the meeting; and

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a representation whether the stockholder or the beneficial owner intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of our outstanding capital stock required to elect the nominee, or otherwise to solicit proxies from stockholders in support of such nomination.

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As to each person whom the stockholder proposes to nominate for election as a director: all information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Securities Exchange Act of 1934; and

•	the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

Advance notice requirements for stockholder proposals

Our bylaws contain advance notice procedures with regard to stockholder proposals not related to director nominations. These notice procedures, in the case of an annual meeting of stockholders, are the same as the notice requirements for stockholder proposals related to director nominations discussed above insofar as they relate to the timing of receipt of notice by our corporate secretary.

A stockholder’s notice to our corporate secretary must be in proper written form and must set forth, as to each matter the stockholder and the beneficial owner (if any) proposes to bring before the meeting:

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a description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and if such business includes a proposal to amend our bylaws, the language of the proposed amendment), the reasons for conducting the business at the meeting and any material interest in such business of such stockholder and beneficial owner on whose behalf the proposal is made;

•	the name and record address of the stockholder and beneficial owner;

•	the class and number of shares of our capital stock which are owned beneficially and of record by the stockholder and the beneficial owner;

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a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such stockholder and such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing;

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a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder and such beneficial owners, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder and such beneficial owner, with respect to shares of stock of the corporation;

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a representation that the stockholder is a holder of record of our stock entitled to vote at the meeting and that the stockholder intends to appear in person or by proxy at the meeting to propose such business; and

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a representation as to whether the stockholder or the beneficial owner intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the business proposal, or otherwise to solicit proxies from stockholders in support of such proposal.

Amendments

Subject to Section 203 of the DGCL, the provisions of our certificate of incorporation may be amended by the affirmative vote of the holders of a majority of our outstanding Class A Common Stock.

The provisions of our bylaws may be amended by the affirmative vote of the holders of a majority of our outstanding Class A Common Stock or by the affirmative vote of a majority of our entire board of directors.

Limitation of Liability and Indemnification Matters

Section 145 of the DGCL provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, that are incurred in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, known as a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification if the person seeking indemnification has been found liable to the corporation. The statute provides that it is not excluding other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Our certificate of incorporation provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of us, or has or had agreed to become a director of us, or, while a director or officer of us, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, whether the basis of such proceeding is the alleged action of such person in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by us to the fullest extent authorized by the DGCL against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. Our certificate of incorporation also provides that we will pay the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the DGCL. These rights are not exclusive of any other right that any person may have or acquire under any statute, provision of our certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of these provisions will in any way diminish or adversely affect the rights of any director, officer, employee or agent of us under our certificate of incorporation in respect of any occurrence or matter arising prior to any such repeal or modification. Our certificate of incorporation also specifically authorizes us to maintain insurance and to grant similar indemnification rights to our employees or agents.

Our certificate of incorporation provides that none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except, to the extent required by the DGCL, for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for payments of unlawful dividends or unlawful stock purchases or redemptions under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Neither the amendment nor repeal of this provision will eliminate or reduce the effect of the provision in respect of any matter occurring, or any cause of action, suit or claim that, but for the provision, would accrue or arise, prior to the amendment or repeal.

Delaware Business Combination Statute

Our certificate of incorporation contains a provision by which we expressly elect not to be governed by Section 203 of the DGCL, which is described below, until the moment in time, if ever, immediately following the time when Section 203 by its terms would, but for the terms of our certificate of incorporation, apply to us. Accordingly, we are not currently subject to Section 203.

Section 203 of the DGCL provides that, subject to exceptions set forth therein, an interested stockholder of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the time that such stockholder became an interested stockholder unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

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at or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Except as otherwise set forth in Section 203, an interested stockholder is defined to include:

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any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and

•	the affiliates and associates of any such person.

Insurance Regulations Concerning Change of Control

The insurance holding company laws of many states regulate changes of control of insurance holding companies, such as our company. Generally, these laws provide that control over an insurer is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing, 10% or more of the voting securities of the insurer. Control also may be found to exist through contractual or other arrangements notwithstanding stock ownership. The Delaware, New York, North Carolina and Virginia insurance holding company laws and other jurisdictions in which we operate, require filings in connection with proposed acquisitions of control of domestic insurance companies. These laws may discourage potential acquisition proposals and may delay, deter or prevent a change of control involving us, including through transactions, and in particular unsolicited transactions, that some or all of our stockholders might consider to be desirable.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A Common Stock is Computershare Shareowner Services LLC. The transfer agent and registrar for any series of preferred stock that we may offer will be identified in the prospectus supplement relating to the offering of such preferred stock.